FIFTH AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT

        THIS FIFTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (“Amendment”), dated as of March 23, 2004, is by and between BADGER PAPER MILLS, INC., a corporation organized under the laws of the State of Wisconsin (“Borrower”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”) as sole Lender and as Agent under the Credit Agreement referred to below.

WITNESETH:

        WHEREAS, PNC and Borrower entered into a certain Revolving Credit and Security Agreement, dated as of November 30, 2001, as amended by a First Amendment to Revolving Credit and Security Agreement, dated as of April 30, 2002, as further amended by a Second Amendment to Revolving Credit and Security Agreement, dated as of September, 2002, as further amended by a Third Amendment to Revolving Credit and Security Agreement, dated as of August 13, 2003 and as further amended by a Fourth Amendment to Revolving Credit and Security Agreement, dated as of November 14, 2003 (the “Credit Agreement”);

        WHEREAS, Borrower has requested that the Credit Agreement be amended as set forth herein;

        NOW, THEREFORE, in consideration of the terms and conditions contained herein, the parties hereto agree as follows:

        1.     DEFINITIONS.    All capitalized terms used herein and not otherwise defined shall have the meanings provided for in the Credit Agreement.

        2.     AMENDMENT.    Subject to satisfaction of the conditions precedent set forth in Section 4 below, the Credit Agreement is hereby amended as follows:

2.1 Section 1.2 of the Credit Agreement is hereby amended by adding the following definition of “EBITDAR” thereto in the appropriate alphabetical order:

““EBITDAR” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period, plus (iv) restructuring charges for the month of March 2004 not in excess of $2,000,000.”

2.2 The definition of “Fixed Charge Coverage Ratio” appearing in Section 1.2 of the Credit Agreement is hereby restated in its entirety to read as follows:

““Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (i) EBITDA minus non-financed capital expenditures made by Borrower during such period, minus income taxes actually paid by Borrower during such period, minus cash dividends actually paid by Borrower during such period, plus, to the extent deducted in the calculation of net income (or loss) of Borrower for the month of March, 2004, restructuring charges of Borrower not in excess of $2,000,000, to (b) all Debt Payments during such period.”

2.3 Section 6.5 of the Credit Agreement is hereby restated in its entirety to read as follows:

“6.5 Fixed Charge Coverage Ratio; Minimum EBITDA; Undrawn Avai1ability; EBITDAR. Cause to be maintained (i) at the end of each calendar quarter commencing with the calendar quarter ending March 31, 2002 (but excluding the calendar quarters ending September 30, 2003, December 31, 2003 and March 31, 2004), a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0, calculated for the twelve immediately preceding months ending as of the date of determination, except that the Fixed Charge Coverage Ratio shall be calculated for (x) the six immediately preceding months for the calendar quarter ending June 30, 2004, and (y) the nine immediately preceding months for the calendar quarter ending September 30, 2004, (ii) EBITDA for the calendar quarter ending September 30, 2003 of not less than $1,200,000, (iii) daily Undrawn Availability for the calendar quarter ending December 31, 2003 of not less than $3,500,000, (iv) EBITDAR for the calendar month ending March 31, 2004 of not less than $160,000, (v) EBITDA for each of the calendar months ending April 30, 2004 and May 31, 2004 of $400,000.”

2.4 Section 6.6 of the Credit Agreement is hereby restated in its entirety to read as follows:

“6.6 Tangible Net Worth. Maintain at all times (x) through and including February 29, 2004, a Tangible Net Worth of not less than the sum of $17,500,000, plus (i) an amount equal to 25% of Borrower’s consolidated net income (without deduction for any net loss) as of the end of each fiscal quarter from and after December 31, 2001 through and including December 31, 2002, and (ii) an amount equal to 50% of Borrower’s consolidated net income (without deduction for any net loss) as of the end of each fiscal quarter from and after December 31, 2002, (y) from and after March 1, 2004, a Tangible Net Worth of not less than the sum of $16,500,000, plus an amount equal to 50% of Borrower’s consolidated net income (without deduction for any net loss) as of the end of each fiscal quarter from and after March 31, 2004.”

        3.     CONDITIONS PRECEDENT.    This Amendment shall become effective upon the payment by Borrower to Agent in immediately available funds of an amendment fee in the amount of $20,000.

        4.     EXPENSES.   Borrower shall pay, upon demand, all reasonable attorneys’ fees and out-of-pocket costs of Agent and Lender in connection with this Amendment and the agreements, documents and other items contemplated hereunder.

        5.     REAFFIRMATION OF GRANT OF SECURITY INTEREST.    Borrower expressly acknowledges and agrees that all collateral, security interests, liens, pledges and mortgages heretofore, under this Amendment or hereafter granted to Agent including, without limitation, such collateral, security interests, liens, pledges and mortgages granted under the Credit Agreement and the Other Documents and all supplements thereto, extend to and secure all of the obligations of Borrower to Agent and Lenders, now existing or hereafter arising including, without limitation, those arising in connection with the Credit Agreement, as amended by this Amendment, upon the terms set forth in such agreements, all of which security interests, liens, pledges and mortgages are hereby ratified, reaffirmed, confirmed and approved.

        6.     MISCELLANEOUS.

6.1 Limited Nature of Amendment. The parties hereto acknowledge and agree that the terms and provisions of this Amendment amend, add to and constitute a part of the Credit Agreement. Except as expressly waived or modified and amended by the terms of this Amendment, all of the other terms and conditions of the Credit Agreement and all documents executed in connection therewith or referred to or incorporated therein remain in full force and effect and are hereby ratified, reaffirmed, confirmed and approved.

6.2 Conflict. If there is an express conflict between the terms of this Amendment and the terms of the Credit Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Amendment shall govern and control.

6.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

6.4 Representations and Warranties. Borrower represents and warrants to Agent and Lenders as follows: (A) Borrower has all necessary corporate power and authority to execute and deliver this Amendment and perform its obligations hereunder; (B) this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms; and (C) all representations and warranties of Borrower contained in the Credit Agreement and all other agreements, instruments and other writings relating thereto are true and complete as of the date hereof.

6.5 Governing Law. This Amendment was executed and delivered in Chicago, Illinois and shall be governed by and construed in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of Illinois.

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BADGER PAPER MILLS, INC.
By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION,
By:
Name:
Title:

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